     EXHIBIT 99. PRESS RELEASE
AMERICA FIRST TAX EXEMPT INVESTORS L.P.
ANNOUNCES NEW SECURED CREDIT FACILITY
Omaha, NE- June 25, 2008- America First Tax Exempt Investors, L.P. and subsidiary (NASDAQ: ATAXZ) (the “Company”), announced today that the Company will enter into a $65.1 million bridge loan agreement with Bank of America on June 26, 2006 in order to repay its existing P-Float credit facility with Merrill Lynch in anticipation of entering into a new tender option bond credit facility with Bank of America. The Company anticipates closing on this new tender option bond credit facility with Bank of America on or before July 3, 2008. Proceeds from the new tender option bond credit facility will be used to repay the bridge loan facility. Detail terms of the new tender option bond credit facility will be disclosed upon the closing of that transaction.
Since late 2007, the Company’s cost of borrowings under the Merrill Lynch P-Float program has increased significantly due primarily to credit rating downgrades at Merrill Lynch. These credit rating downgrades have also limited additional financing under the P-Float program available to the Company. The replacement of the P-Float facility with a new credit facility from Bank of America is expected to reduce the Company’s cost of borrowing to more historical levels and result in significant interest savings. Given the anticipated positive impact of the new credit facility on the Company’s future financial results, the Company expects to maintain its current annual distribution rate of $0.54 per Beneficial Unit Certificate (“BUC”).
The Company is pursuing a business strategy of acquiring additional tax-exempt mortgage revenue bonds on a leveraged basis in order to (i) increase the amount of tax-exempt interest available for distribution to our BUC holders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale. The Company’s ability to obtain cost-effective debt financing for the acquisition of additional tax-exempt mortgage revenues bonds is critical to this growth strategy. Not only does the Company expect to realize interest expense savings with the new credit facility but it also anticipates that additional debt financing will be available to it for deployment into new investments as needed. The Company’s operating policy is to use securitizations or other forms of leverage to maintain a level of debt financing between 40% and 60% of the total value of its bond investment portfolio. Currently the Company has outstanding debt related to its $147.4 million par value bond investment portfolio of approximately $65.1 million, or 44%.
The Bank of America tender option bond credit facility is a securitization transaction similar to the P-Float program it will replace. In the securitization transaction, the Company deposits tax-exempt mortgage revenue bonds into a trust or trusts which issues two types of securities, senior securities (“Floater Certificates”) and subordinated residual interest securities (“Inverse Certificates”). The Floater Certificates are floating-rate securities representing a beneficial ownership interest in the outstanding principal and interest of the tax-exempt mortgage revenue bond credit-enhanced by Bank of America (or a Bank of America affiliate) and sold to institutional investors. The Company receives the net proceeds from the sale of the Floater Certificates and may use these funds to make additional investments. The Inverse Certificates are issued to the Company and represent a subordinated beneficial ownership interest in the underlying tax-exempt mortgage revenue bond. The Company is entitled to interest received on the underlying tax-exempt mortgage revenues bonds after payment of the variable rate interest owed on the Floater Certificates and various expenses and fees. As such, the program provides the Company with debt financing at variable short-term tax exempt rates. The Company maintains a call option on the senior Floater Certificates which allows it to collapse the trusts and retain a level of control over the underlying revenue bonds. The Company accounts for these transactions as secured borrowings.
Cash Available for Distribution (“CAD”)
Management utilizes a calculation of Cash Available for Distribution (“CAD”) as a means to determine the Company’s ability to make distributions to BUC holders. The General Partner believes that CAD provides relevant information about the Company’s operations and is necessary along with net income for an understanding of the Partnership’s operating results. In recent quarters, the additional cost of borrowing realized by the Company on the P-Float debt has contributed to CAD being less than the quarterly distribution rate of $0.135 per BUC ($0.54 per BUC annually). The Company believes that the lower cost of borrowing expected to be realized in future quarters on the new credit facility will result in the generation of CAD equal to or exceeding the quarterly distribution rate.
There is no generally accepted methodology for computing CAD, and the Company’s computation of CAD may not be comparable to CAD reported by other companies. Although the Company considers CAD to be a useful measure of its operating performance, CAD should not be considered as an alternative to net income or net cash flows from operating activities which are calculated in accordance with GAAP. Please see the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q for additional information and discussion of CAD.
About America First Tax Exempt Investors, L.P.
America First Tax Exempt Investors, L.P. was formed for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of federally tax-exempt mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential apartments. The Company is pursuing a business strategy of acquiring additional tax-exempt mortgage revenue bonds on a leveraged basis in order to: (i) increase the amount of tax-exempt interest available for distribution to its investors; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale. The Company seeks to achieve its investment growth strategy by investing in additional tax-exempt mortgage revenue bonds and related investments, taking advantage of attractive financing structures available in the tax-exempt securities market and entering into interest rate risk management instruments. America First Tax Exempt Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

     Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Many of these risks and uncertainties are described in filings made by the Company with the Securities and Exchange Commission, including its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K.
CONTACT: Chad Daffer or Andy Grier
                                 800/283-2357